Exhibit 23.2

ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION
BRENT M. DAVIES, CPA
DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have issued our report dated October 6, 2009 accompanying the financial statements of Pegasus Tel, Inc. for the fiscal year ended December 31, 2008 which are included in this Form S-1 registration statement (File No.: 333-162516) (the “Registration Statement”).  We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report and being named as “Experts” in the Registration Statement.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
December 17, 2009